ADVISORY AGREEMENT

          THIS ADVISORY AGREEMENT (the “Agreement”) is made as of March 4, 2004 by and between COLLIERS TURLEY MARTIN TUCKER, INC. (“Local Broker”) and SECURED CAPITAL CORP (“SCC”). Local Broker and SCC may be collectively referred to as the “Parties.”

RECITALS:

          WHEREAS, Local Broker has entered into an Exclusive Listing Agreement dated March 4, 2004 with EBS BUILDING, L.L.C. (“Owner”), pursuant to which Local Broker has been retained as the local broker with respect to the sale of the property known as One Financial Plaza, located at 501 North Broadway, in St. Louis, Missouri (the “Property”); and

          WHEREAS, Owner desires that Local Broker retain SCC to present the Property to investors on a national basis, and Local Broker and SCC agree to enter into such an engagement, subject to the terms and conditions set forth herein.

          NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Local Broker and SCC hereby agree as follows:

AGREEMENT:

          1. Duties of Parties. In connection with sale of the Property, the Parties understand and agree that throughout the process of marketing the Property, Local Broker will be responsible for performing local marketing activities within the state of Missouri in order to ensure compliance with applicable Missouri law. In addition, Local Broker will provide assistance to SCC in order for it to effectively prepare marketing materials and present the Property to investors on a national basis outside of Missouri. Without limiting the forgoing, the respective duties of the Parties shall include, without limitation, the following:

(a)	Duties of SCC:

(1)	Create a national investor list.

(2)	Develop marketing plan and strategy.

(3)	Prepare marketing materials, including teasers and a marketing book.

(4)	Distribute marketing materials to non-Missouri investors.

(5)	Make marketing and follow-up calls to non-Missouri investors.

(6)	Respond to non-Missouri investors’ questions.

(7)	Evaluate offers.

(8)	To the extent requested, assist client and its counsel in negotiations and closing.

(b)	Duties of Local Broker:

(1)	Prepare and supply relevant local market and economic data (including market rental rate data) to assist in SCC’s preparation of financial and replacement cost analysis of the Property, as requested by SCC.

(2)	Supply relevant lease and sales figures on comparable properties.

(3)	Identify and quantify competing properties for sale.

(4)	Distribute marketing materials to Missouri investors.

(5)	Make marketing and follow-up calls to Missouri investors.

(6)	Respond to Missouri investors’ questions.

(7)	Be available to work with photographers, graphic designers, property managers, asset managers, etc. to ensure the information contained in the marketing materials is accurate.

(8)	Conduct property tours.

(9)	Cooperate with SCC and perform such other duties and activities as deemed necessary and appropriate to insure the successful marketing of the Property and compliance by SCC and Local Broker with applicable Missouri real estate laws.

Local Broker represents and warrants that all information provided to SCC hereunder shall be the most current information reasonably available and shall be, to the best of its knowledge, true, correct and accurate. Notwithstanding anything to the contrary herein or elsewhere, SCC acknowledges and agrees that all terms and conditions of an agreement with any prospective purchaser shall be subject to Owner’s sole and absolute discretion. Owner has the absolute right in all events to approve or to disapprove any and all proposals regarding pricing, marketing and terms of sale of the Property. SCC shall have no authority to extend any offer or make any agreement on behalf of or binding on Owner, and SCC shall have no authority to accept security or other deposits in connection with any offer to purchase the Property; accordingly, an agreement to sell the Property shall become effective only when (i) signed by an authorized signatory on behalf of Owner and the prospective purchaser and (ii) delivered by Owner to such prospective purchaser. SCC accepts the relationship of trust and confidence established between SCC, Local Broker and Owner under this Agreement. SCC, in coordination with Local Broker, agrees to take all actions reasonably required or helpful, so long as permitted by applicable law, in selling the Property as promptly as possible, including, but not limited to, promoting and marketing the Property, using its diligent and best efforts, skill, judgment, and abilities to present the Property, offering the Property for sale, procuring prospective purchasers for Property, cooperating with outside brokers representing such prospective purchasers, obtaining financial and reference information on prospective purchasers, promptly submitting all offers to purchase the Property to Owner and Local Broker, arranging for photographs of the Property, and other actions as may be directed by Owner from time to time including, but not limited to, as a when requested by Owner, using best efforts to assist Owner with obtaining tenant estoppel certificates and subordinations.

2. Fee. Local Broker agrees to pay (or cause Owner to pay through escrow) SCC a fee equal to 80% of the gross commission paid by Owner to Local Broker under the Listing Agreement (including any post termination commission paid thereunder). Such fee shall be due and payable out of escrow concurrent with the closing of the sale of the Property. Local Broker has advised SCC that the fee payable under the Listing Agreement is as reflected on Exhibit A attached hereto.

3. Expenses. Local Broker has arranged for Owner to reimburse SCC directly for its reasonable third party marketing expenses in an amount not to exceed $40,000. The marketing expenses shall include reasonable travel costs associated with SCC’s services and the cost of producing and distributing descriptive marketing materials (including printing expenses and the costs of procuring and reproducing photographs, maps, renderings, plot plans and blueprints) and shall be paid whether or not a transaction involving the Property occurs. Local Broker has authorized SCC to periodically invoice Owner for reimbursement of expenses that are incurred and any amounts paid by Owner to SCC shall reduce the reimbursement obligations of Owner on a dollar for dollar basis. Should Local Broker reasonably incur any of the expenses set forth above, so long as SCC provides prior written approval of the expenses, SCC will reimburse Local Broker.

4. Third-Party Beneficiary. The brokerage duties required for the sale of the Property shall be performed only by qualified brokers, agents and other professionals duly licensed, to the extent required by applicable law. Local Broker and SCC acknowledge and agree that the Owner is an expressly intended third-party beneficiary of this Agreement for the performance of the duties required hereunder and SCC expressly acknowledges such through the execution of an acknowledgment in the form attached hereto as Exhibit B. SCC agrees that it shall be directly responsible to the Owner for the quality and coordination of all services provided by SCC.

5. Indemnification. SCC shall indemnify, defend (with counsel reasonably acceptable to Local Broker) and hold Local Broker harmless from and against any and all claims, controversies, actions, liability, fines, penalties, damages or judgments relating to or arising from SCC’s material breach of this Agreement. Local Broker shall indemnify, defend (with counsel reasonably acceptable to SCC) and hold SCC harmless from and against any and all claims, controversies, actions, liability, fines, penalties, damages or judgments relating to or arising from Local Broker’s material breach of this Agreement. Local Broker agrees that SCC shall be a beneficiary of the indemnity set forth in Section 9 of the Listing Agreement.

6. Representations. The Parties agree that SCC’s services under this Agreement are financial advisory services to Local Broker in connection with the contemplated sale of the Property. SCC represents and warrants to Local Broker that (i) SCC is entering into this Agreement in reliance upon the provisions of RSMo. Section 339.150; (ii) to the best of SCC’s knowledge and belief, after due inquiry, SCC and all of its agents performing services under it may perform such services in compliance with applicable laws without obtaining licenses from the Missouri Real Estate Commission; and (iii) SCC will use commercially reasonable efforts to comply with all applicable laws in the performance of its services hereunder.

7. Governing Law. This Agreement (i) shall be performed by SCC outside of the State of Missouri, (ii) shall be construed and enforced according to and governed by the laws of the State of New York, without regard to principles of conflicts of law. The Parties hereby consent to the subject matter and personal jurisdiction of the Federal and State courts of the State of Missouri for all actions arising out of or in connection with the performance or enforcement of this Agreement. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

8. Attorneys’ Fees. In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, damages or other relief, its reasonable attorneys’ fees and costs incurred.

9. Modifications. This Agreement may not be amended, modified or changed, nor shall any waiver of any provisions hereof be effective, except only by an instrument in writing and signed by the Owner and the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

10. Entire Agreement. This Agreement constitutes the entire agreement between Local Broker and SCC and supercedes all prior discussions, negotiations and agreements, whether oral or written. In the event of any conflict between the terms of the Listing Agreement and this Agreement, the terms of the Listing Agreement shall govern.

11. Term; Survival. This Agreement shall be co-terminus with the Listing Agreement; provided, however, that the provisions of Sections 2, 3, 4, 5, 6 and 7 shall survive termination or expiration of this Agreement.

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          IN WITNESS WHEREOF, the parties hereto have duly entered into this Agreement as of the day and year first above written.

COLLIERS TURLEY MARTIN TUCKER, INC.

By:	/s/ David Thiemann

Name:	David Thiemann
Title:	Managing Principal

SECURED CAPITAL CORP

By:	/s/ Michael D. Cochran

Michael D. Cochran, Principal

EXHIBIT A

Fee for Sale of Property

The commission payable under the Listing Agreement will be paid 20% to Colliers Turley Martin Tucker, Inc. and 80% to Secured Capital Corp and shall be computed based on the “Net Sale Price” received by Owner in accordance with the following (for purposes of this Agreement, the term “Net Sale Price” shall mean the Gross Sale Price received by Owner, less an allowance provided to the buyer for roof repairs or replacement):

Net Sale Price Received by Owner	Commission

A. Up to and including $34 million	1.25% of Net Sale Price

B. In excess of $34 million, up to including $37 million	$425,000 plus 5% of Net Sale Price in excess of $34 million

C. In excess of $37 million	$575,000 plus 7% of Net Sale Price in excess of $37 million

EXHIBIT B

ACKNOWLEDGMENT

          This Acknowledgment is executed this 4th day of March, 2004 by Secured Capital Corp. (“SCC”), acting as financial advisor retained by Colliers Turley Martin Tucker, Inc. (“Broker”) to perform certain services as described in the Advisory Agreement (the “Agreement”) between Broker and SCC dated as of the date hereof in connection with the sale of the building presently known as One Financial Plaza, with an address of 501 North Broadway, in St. Louis, Missouri, appurtenant related parking facilities (partly owned in fee, partly by leasehold) and appurtenant common areas (hereinafter, together with the real estate on which the same are situated, collectively referred to as the “Property”) presently owned by EBS Building, L.L.C. (“Owner”). In consideration of the contract between Broker and SCC, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SCC agrees as follows:

     1. SCC acknowledges that the Property is owned by Owner and that Owner has entered into a contract with Broker to act as the broker in connection with the sale of the Property (the “Listing Agreement”), which calls for, among other things, the payment of a fee to Broker, 80% of which is to be paid to SCC and 20% of which is to be retained by Broker.

     2. SCC further acknowledges that its Agreement with Broker is entered into pursuant to the Listing Agreement and for the ultimate benefit of Owner. In addition, SCC acknowledges and agrees that pursuant to the Agreement, it is responsible for the following aspects of the Project: (i) create a national investor list; (ii) develop marketing plan and strategy; (iii) prepare marketing materials, including teasers and a marketing book; (iv) distribute marketing materials to non-Missouri investors; (v) make marketing and follow- up calls to non-Missouri investors; (vi) respond to non-Missouri investors’ questions; (vii) evaluate offers; and (viii) to the extent requested, assist client and its counsel in negotiations and closing. SCC agrees to perform all such aspects in accordance with all applicable codes, ordinances and laws, and with the requirements and concepts established pursuant to the Listing Agreement.

     3. SCC hereby acknowledges and agrees that Owner is an expressly intended third-party beneficiary of the Agreement. SCC agrees that Owner’s status as intended third-party beneficiary does not constitute or create a contractual relationship between Owner and SCC and does not allow SCC to enforce the Agreement directly against Owner. However, SCC agrees that as an intended third-party beneficiary, Owner shall have the right to enforce the terms of the Agreement directly against SCC, without accepting any assignment of the Agreement, and that in such event Owner shall be entitled to full and direct performance of the Agreement from SCC.

     Specifically in this regard, SCC acknowledges and agrees that it shall be directly and fully liable and responsible to Owner for the quality and coordination of all services provided by SCC related to the sale of the Property and for all defects or deficiencies in performance of its services as described in the Agreement. In addition, SCC hereby agrees that all indemnities and insurance coverages procured by SCC under the Agreement shall include and run to the benefit of Owner and its agents, employees, officers and servants.

SECURED CAPITAL CORP

By:	/s/ Michael D. Cochran

Name:	Michael D. Cochran
Title:	Principal

EXHIBIT B

ACKNOWLEDGMENT

          This Acknowledgment is executed this 4th day of March, 2004 by Secured Capital Corp. (“SCC”), acting as financial advisor retained by Colliers Turley Martin Tucker, Inc. (“Broker”) to perform certain services as described in the Advisory Agreement (the “Agreement”) between Broker and SCC dated as of the date hereof in connection with the sale of the building presently known as One Financial Plaza, with an address of 501 North Broadway, in St. Louis, Missouri, appurtenant related parking facilities (partly owned in fee, partly by leasehold) and appurtenant common areas (hereinafter, together with the real estate on which the same are situated, collectively referred to as the “Property”) presently owned by EBS Building, L.L.C. (“Owner”). In consideration of the contract between Broker and SCC, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SCC agrees as follows:

     1. SCC acknowledges that the Property is owned by Owner and that Owner has entered into a contract with Broker to act as the broker in connection with the sale of the Property (the “Listing Agreement”), which calls for, among other things, the payment of a fee to Broker, 80% of which is to be paid to SCC and 20% of which is to be retained by Broker.

     2. SCC further acknowledges that its Agreement with Broker is entered into pursuant to the Listing Agreement and for the ultimate benefit of Owner. In addition, SCC acknowledges and agrees that pursuant to the Agreement, it is responsible for the following aspects of the Project; (i) create a national investor list; (ii) develop marketing plan and strategy; (iii) prepare marketing materials, including teasers and a marketing book; (iv) distribute marketing materials to non-Missouri investors; (v) make marketing and follow-up calls to non-Missouri investors; (vi) respond to non-Missouri investors’ questions; (vii) evaluate offers; and (viii) to the extent requested, assist client and its counsel in negotiations and closing. SCC agrees to perform all such aspects in accordance with all applicable codes, ordinances and laws, and with the requirements and concepts established pursuant to the Listing Agreement.

     3. SCC hereby acknowledges and agrees that Owner is an expressly intended third-party beneficiary of the Agreement. SCC agrees that Owner’s status as intended third-party beneficiary does not constitute or create a contractual relationship between Owner and SCC and does not allow SCC to enforce the Agreement directly against Owner. However, SCC agrees that as an intended third-party beneficiary, Owner shall have the right to enforce the terms of the Agreement directly against SCC, without accepting any assignment of the Agreement, and that in such event Owner shall be entitled to full and direct performance of the Agreement from SCC.

     Specifically in this regard, SCC acknowledges and agrees that it shall be directly and fully liable and responsible to Owner for the quality and coordination of all services provided by SCC related to the sale of the Property and for all defects or deficiencies in performance of its services as described in the Agreement. In addition, SCC hereby agrees that all indemnities and insurance coverages procured by SCC under the Agreement shall include and run to the benefit of Owner and its agents, employees, officers and servants.

SECURED CAPITAL CORP

By:	/s/ Michael D. Cochran

Name:	Michael D. Cochran
Title:	Principal